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                                                                   Exhibit 10.30


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     Agreement made as of May 7, 1999 by and between Voyager Information Networks, Inc., a Michigan corporation ("Buyer"), GDR Enterprises, Inc., an Ohio corporation ("Seller"), and each of Ronald M. Rose, Luke A. Gain and Stephen L. Dona, as the shareholders of the Seller (collectively the "Shareholders").

     WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding capital stock of Seller, consisting of 800 shares of Seller's common stock, no par value (the "Shares"); and

     WHEREAS, each of the Shareholders desires to sell all of the Shares owned by him to Buyer, and Buyer desires to acquire all of the Shares.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


SECTION 1.  PURCHASE AND SALE OF SHARES.

     1.1  Purchase and Sale of Shares.  In consideration of and in reliance upon
---------------------------
the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, at the Closing, each Shareholder shall sell to Buyer, and Buyer shall purchase from each Shareholder, the Shares listed opposite such Shareholder's name on Exhibit A attached hereto for the
                                           ---------
purchase price set forth in Section 1.3.

     1.2  The Closing.  The transactions contemplated by this Agreement shall
          -----------
take place at a closing (the "Closing") to be held at 10:00 a.m., local time, at the offices of Sebaly, Shillito & Dyer in Dayton, Ohio, on the date on which all of the conditions to closing set forth in Sections 6 and 7 of this Agreement have been satisfied or waived, or at such other time and place as shall be mutually agreed upon in writing by Buyer and Seller (the "Closing Date").

     1.3  Purchase Price.  At the Closing, Buyer shall make the following
          --------------
payments by bank cashier's check or wire transfer of immediately available funds:

          (a) Buyer shall deposit the sum of Eight Hundred Thousand Dollars ($800,000) (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit B
                                                                       ---------
(the "Escrow Agreement"). The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement.

          (b) Buyer shall deliver to each Shareholder an amount equal to such Shareholder's percentage ownership of the outstanding Shares, as set forth opposite such Shareholder's name on Exhibit A attached hereto, multiplied by
                                    ---------
Seven Million Four Hundred Sixty Thousand Dollars ($7,460,000) (as adjusted in accordance with Section 1.5 below, the "Purchase Price").

     1.4  Closing Deliveries; Payment of Purchase Price.
          ---------------------------------------------

          (a) At the Closing, each Shareholder shall deliver or cause to be delivered to Buyer certificates or other instruments representing all of the Shares owned by such Shareholder. Such stock certificates or other instruments shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of such shares by such shareholder free and clear of any and all liens, encumbrances, charges or claims.

          (b) Buyer shall pay to each Shareholder such Shareholder's portion of the Purchase Price by wire transfer of immediately available funds to an account designated by such Shareholder (such account information to be provided to Buyer no later than two (2) business days prior to the Closing).

     1.5 Adjustments to Purchase Price.  The Purchase Price shall be adjusted
         -----------------------------
at the Closing in the manner set forth below:

          (a) The Purchase Price will be increased or decreased, as the case may be, on a dollar-for-dollar basis, by the difference between (i) the Seller's Estimated Net Working Capital (as defined herein) as of the opening of business on the Closing Date and (ii) Negative Seven Hundred Eighty Five Thousand Nine Hundred Eleven dollars ($-785,911.70 ), (the "Base Net Working Capital"). For purpose of this Section 1.5, the following terms shall have the following meanings:

              (i) "Current Assets" shall mean and include cash and cash equivalents, certificates of deposit and other marketable securities, subscriptions and accounts receivable for customer accounts incurred in the ordinary course of business (which shall not include accounts receivable owed by TDIN, Inc., GDR Enterprises, Inc., and EriNet Telecom, Inc.), inventory and supplies, prepaid expenses (including postal deposits), and other current assets used in the operation of the Business, in each case as determined in accordance with a manner consistent with Seller's and each Subsidiary's historical accounting methods ("Historical Accounting Methods"), consistently applied; provided, however, Current Assets shall also include $[__________] which is the
--------  -------
amount the Seller paid to National City Leasing Corporation on or prior to the Closing to pay off the equipment leases on Schedule 2.8.
                                           ------------

              (ii) "Current Liabilities" shall mean and include accounts payable and accrued expenses, the current portion of any bank debt, all accrued but unpaid taxes, all deferred revenues and any other current liabilities (excluding any current liability for capital or operating leases) reflected on the balance sheet of the Company in each case as determined in accordance with Historical Accounting Methods consistently applied.

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

              (iii) "Deficiency" shall mean the amount by which the Estimated Net Working Capital is less than the Base Net Working Capital.

              (iv) "Excess" shall mean the amount by which the Estimated Net Working Capital exceeds the Base Net Working Capital.

              (v) "Net Working Capital" shall mean the amount equal to Seller's (i) Current Assets minus (b) Current Liabilities, determined in accordance with Historical Accounting Methods, consistently applied by Seller.

          (b) Buyer and Seller shall prepare a statement to be attached hereto as Schedule 1.5 (the "Estimated Adjustment Statement") which sets forth the
   ------------
estimated amount of the Net Working Capital as of the Closing Date (the "Estimated Net Working Capital"). The Purchase Price shall be increased on a dollar-for-dollar basis to the extent of any estimated Excess (the "Estimated Net Working Capital Increase") or decreased on a dollar-for-dollar basis to the extent of any estimated Deficiency (the "Estimated Net Working Capital Decrease"), as applicable, as the case may be, set forth on such Estimated Adjustment Statement.

              (i) No later than sixty (60) days following the Closing, Buyer shall prepare and deliver to the Shareholders a statement (the "Final Adjustment Statement") setting forth the actual Net Working Capital ("Actual Net Working Capital") as of the Closing Date. Subject to subsection (ii) below, within ten
(10) days following the delivery of such Final Adjustment Statement to the Shareholders' Representative (as defined in Section 1.6), Buyer or the Shareholders, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference on a dollar-for-dollar basis between the Estimated Net Working Capital Increase or the Estimated Net Working Capital Decrease, as applicable, as shown on the Estimated Adjustment Statement, and the Actual Net Working Capital Increase or the Actual Net Working Capital Decrease, as applicable, as shown on the Final Adjustment Statement; provided,
                                                                     --------
however, (i) the Shareholders shall any amount due to Buyer via a wire transfer
-------
from the Escrow Deposit and (ii) Buyer shall pay each Shareholder an amount equal to such Shareholder's percentage ownership of the outstanding Shares, as set forth opposite such Shareholder's name on Exhibit A attached hereto,
                                              ---------
multiplied by amount due to the Shareholders collectively. For purposes of the Final Adjustment Statement, the following terms shall have the following meanings:

                    (A) "Actual Net Working Capital Increase" shall mean the amount by which the Actual Net Working Capital exceeds the Base Net Working Capital.

                    (B) "Actual Net Working Capital Decrease" shall mean the amount by which the Actual Net Working Capital is less than the Base Net Working Capital.

              (ii) In the event the Shareholders' Representative objects to the Final Adjustment Statement, the Shareholders' Representative shall notify Buyer in writing of such objection within the ten (10) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Shareholders' calculation of Seller's actual Net Working Capital at the Closing. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and the Shareholders' Representative cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing 10-day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such according firm to the parties.

      1.6 Shareholders' Representative.
          ----------------------------

          (a) In order to efficiently administer the waiver of any condition or right of the Shareholders and the settlement of any dispute arising under the Agreement, the Shareholders hereby designate Ronald M. Rose as their representative (the "Shareholders' Representative").

          (b) The Shareholders hereby authorize the Shareholders' Representative
(i) to take all action necessary in connection with the waiver of any condition to the obligations of the Shareholders under this Agreement, the waiver of any right of the Shareholders hereunder, or the settlement of any dispute arising hereunder, (ii) to give and receive all notices required to be given under this Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

          (c) In the event that the Shareholders' Representative dies, becomes legally incapacitated or resigns from such position, Luke A. Gain shall fill such vacancy and shall be deemed to be the Shareholders' Representative for all purposes of this Agreement; however, no change in the Shareholders' Representative shall be effective until Buyer is given notice of it by the Shareholders.

          (d) All decisions and actions by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

          (e) By their execution of this Agreement, the Shareholders agree that:

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              (i)   Buyer shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative as to any actions required or permitted to be taken by the Shareholders or the Shareholders' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Shareholders' Representative;

              (ii) all actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders and no Stockholder shall have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the Shareholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Shareholders' Representative;

              (iii) remedies available at law for any breach of the provisions of this Section 1.6 are inadequate; therefore, Buyer and Seller shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Buyer or Seller brings an action to enforce the provisions of this Section 1.6; and

              (iv) the provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders to the Shareholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder.

          (f) All fees and expenses incurred by the Shareholders' Representative shall be paid by the Shareholders.


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

     In order to induce Buyer to enter into this Agreement, Seller and each of the Shareholders, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date, as set forth below, provided,
                                                                      --------
for purposes of this Section 2, unless the context requires otherwise, "Seller" shall include Seller and each of its Subsidiaries (as defined below). To the extent any such representation and warranty is qualified by the "Knowledge of Seller," "Seller's Knowledge,""Known to Seller," "Knowledge of the Shareholders, "Shareholders' Knowledge," or "Known to the Shareholders" such Knowledge shall mean (i) the actual knowledge of Ronald M. Rose, Stephen L. Dona and Luke A. Gain and (ii) that knowledge which should have been obtained by such person after making such due inquiry and exercising the due diligence that a prudent business person in a similar circumstance should have made or exercised.

     2.1  Organization; Capital Stock; Securities Owned.
          ---------------------------------------------

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of Seller's articles of incorporation and code of regulation each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. Seller is not in violation of any term of its articles of incorporation and code of regulation. Seller is duly qualified to do business in the state of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required.

          (b) The authorized capital stock of Seller consists of 850 shares of Common Stock, no par value, of which 800 shares are duly and validly issued, outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Seller. Each of the Shareholders owns beneficially and of record the Shares set forth opposite such Shareholder's name on Exhibit A hereto, free and clear of any liens,
                      ---------
restrictions or encumbrances of any kind whatsoever.

          (c) Except as set forth in Schedule 2.1(c) attached hereto and except
                                     ---------------
with respect to the Subsidiaries, Seller does not own any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except as disclosed on Schedule 2.1(c), Seller does not own nor have any direct
                       ---------------
or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

     2.2  Subsidiaries.
          ------------

          (a) All of Seller's subsidiaries and investments in any other corporation or business organization are listed in Schedule 2.2 attached hereto
                                                   ------------
(collectively, the "Subsidiaries" or individually, a "Subsidiary"). Each Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

          (b) All of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by Seller free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. Except as set forth in Schedule 2.2,
                                                                   ------------
there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

          (c) The copies of each of the Subsidiaries' code of regulation certified by the Secretaries of State of each jurisdiction in which such Subsidiaries are organized and of each of the Subsidiaries' articles of incorporation, as amended to date, certified by Seller's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. None of the Subsidiaries is in violation of any term of its articles of incorporation or code of regulation. Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required.

     2.3  Required Action.  All actions and proceedings necessary to be taken by
          ---------------
or on the part of Seller and/or the Shareholders in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller or the Shareholders pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been duly and validly authorized, executed and delivered by Seller or the Shareholders, as applicable, and no other action on the part of the Shareholders or Seller or its officers or directors is required in connection therewith. Seller and each of the Shareholders has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller and each of the Shareholders enforceable in accordance with its respective terms.

     2.4  No Conflicts.
          ------------

          (a) The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the articles of incorporation or code of regulation of Seller or any of the Subsidiaries, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller or Subsidiaries is a party or by which Seller, or any of the Subsidiaries is bound, (iii) to Seller's Knowledge, violate any judgment, decree, order, statute, rule or regulation applicable to Seller or Subsidiaries,
(iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Shares.

          (b) The execution, delivery and performance by each of the Shareholders of this Agreement and each other Seller Document does not and will not (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which any or all of the Shareholders are a party or by which any or all of the Shareholders are bound, (ii) to the

Shareholders' Knowledge violate any judgment, decree, order, statute, rule or regulation applicable to the Shareholders, (iii) require the Shareholders to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (iv) result in the creation or imposition of any Lien on any of the Shares.

     2.5  Taxes.
          -----

          (a) Seller and each of the Subsidiaries have paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by Seller and Subsidiaries (collectively, "Taxes"), required to be paid by Seller or Subsidiaries through the date hereof whether disputed or not.

          (b) Seller and each of the Subsidiaries have withheld and collected all taxes required to have been withheld and collected and all such Taxes have been paid over to the appropriate governmental authorities.

          (c) Seller and Subsidiaries have in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by Seller and Subsidiaries through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to Seller and Subsidiaries for taxable periods ended on or after December 31, 1993, is set forth in Schedule 2.5 attached hereto. Seller
                                         ------------
has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller or Subsidiaries with respect to said returns.

          (d) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller or the Shareholders, threatening to assert against Seller or Subsidiaries any deficiency or claim for additional Taxes. To the knowledge of Seller and the Shareholders, no claim has ever been made by an authority in a jurisdiction where Seller or Subsidiaries does not file reports and returns that Seller or any of the Subsidiaries is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller or Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither Seller nor any of the Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

          (e) There has not been any audit of any tax return filed by Seller or Subsidiaries, no audit of any tax return of Seller or Subsidiaries is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth on Schedule 2.5 attached
                                                          ------------
hereto, no extension of time with respect to any date on which a tax return was or is to be filed by Seller or Subsidiaries is in force, and no waiver or agreement by Seller or Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

          (f) Neither Seller nor any of Subsidiaries have been (and has had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Seller and Subsidiaries have never filed, and have never been required to file, a consolidated, combined or unitary tax return with any other entity. Seller and Subsidiaries do not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from Seller and Subsidiaries an interest in any entity. Seller and Subsidiaries are not a party to any tax sharing agreement.

          (g) Neither Seller nor any of Subsidiaries is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

          (h) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.6  Compliance with Laws.  To Seller's and the Shareholders' Knowledge,
          --------------------
Seller's and each of the Subsidiaries' operation of its business is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.7  Insurance.  The physical properties and tangible assets of Seller are
          ---------
insured to the extent disclosed in Schedule 2.7 attached hereto, and all
                                   ------------
insurance policies and arrangements of Seller in effect as of the date hereof are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by Seller and is sufficient for compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party.

     2.8  Contracts.  Schedule 2.8 attached hereto contains a true, correct and
          ---------   ------------
complete list of all contracts to which Seller and any of the Subsidiaries is a party, including, without limitation, original contracts for the provision of Internet connectivity, dedicated service, web-hosting, web-domain, dial-up services, web-development and Internet commerce, all of

Seller's insurance contracts, all leases with respect to real property and all co-location agreements (collectively, the "Contracts"). The Contracts constitute all material leases, contracts and arrangements, whether oral or written, under which Seller or any of the Subsidiaries is bound or to which Seller or any of the Subsidiaries is a party. With respect to each oral agreement or understanding to which Seller is a party, Seller has provided a written summary of the material terms of each such agreement or understanding on Schedule 2.8.
                                                                 ------------
Each Contract is valid, in full force and effect and binding upon Seller and, to Seller's Knowledge, the other parties thereto in accordance with its terms. Neither Seller nor, to the knowledge of Seller and the Shareholders, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract. Seller has not received notice of, and each of Seller and the Shareholders have no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract. Seller has provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 2.8.
             ------------

     2.9  Title to Assets.
          ---------------

          (a) Seller has good and marketable title to, or subsisting leasehold interests in, all of its personal properties and assets which are material to the business of Seller free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens") whatsoever except for the rights of the lessors under the leases set forth on Schedule 2.9(a)(i) attached hereto. All of the tangible
                        ------------------
assets of Seller are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted. Schedule 2.9(a)(ii) contains a
                                              -------------------
true and complete list of all free standing kiosks, servers, routers, modems, computers, electronic devices, test equipment and all other fixed assets, equipment, furniture, fixtures, leasehold improvements, parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the business of Seller.

          (b) Seller has delivered complete and true copies of all real property leases (the "Leases") set forth on Schedule 2.9(b) to Buyer. Seller holds good,
                                   ---------------
clear, marketable, valid and enforceable leasehold interest in the real property subject to the Leases (the "Leased Real Property"), subject only to the rights of the landlord or lessor under the Leases, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the leased real property. To the knowledge of Seller, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, have been well maintained. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property. Seller does not hold or own a fee interest in any real property.

     2.10  No Litigation.  Except as set forth in Schedule 2.10 attached hereto,
           -------------                          -------------
Seller is not now involved in nor, to the knowledge of Seller and the Shareholders, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the business of Seller (including any Intellectual Property) or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Seller is not subject to any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

     2.11  Employees; Labor Matters.  Seller employs approximately eighteen (18)
           ------------------------
full-time employees and one (1) part-time employees and generally enjoys good employer-employee relationships. Seller shall provide to Buyer a list of the employees of Seller at the Closing, including the name, date of hire and wages of such employees. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither Seller nor Buyer will by reason of the transactions contemplated hereby or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 2.11 attached hereto. Seller does not have any policy,
             -------------
practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. To its knowledge, Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Seller and the Shareholders, threatened against or involving Seller. No question concerning representation exists respecting any group of employees of Seller. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller has received no information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Seller is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

     2.12  Financial Statements.   Attached hereto as Schedule 2.12 are copies
           --------------------                       -------------
of the balance sheet of Seller as at February 28, 1999 (the "Base Balance Sheet") and the statements of income and expense of Seller for the twelve (12) months ended December 31, 1998

(collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Historical Accounting Methods applied consistently during the periods covered thereby (except for the absence of footnotes with respect to unaudited financial), are complete and correct and present fairly and accurately the financial condition of Seller at the dates of said statements and the results of operations of Seller for the periods covered thereby. As of the date of the Base Balance Sheet (the "Base Balance Sheet Date"), Seller had no liabilities or obligations of any kind, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet. Except as disclosed on Schedule 2.12 attached hereto, as of the
                                      -------------
date hereof and at the Closing, Seller has and will have no liabilities or obligations of any kind, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet.

     2.13  Business Since the Base Balance Sheet Date.  Except as disclosed on
           ------------------------------------------
Schedule 2.13 attached hereto, since the Base Balance Sheet Date:
-------------

          (a) there has been no material adverse change in the assets, operations or financial condition of the business of Seller;

          (b) the business of Seller has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

          (c) there has not been any material obligation or liability (contingent or other) incurred by Seller, whether or not incurred in the ordinary course of business, including, without limitation, any capital or operating leases with respect to equipment;

          (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of Seller, whether or not in the ordinary course of business;

          (e) there has not been any mortgage, encumbrance or lien placed on any of the assets of Seller, nor any payment or discharge of a material lien or liability of Seller which was not reflected on the Base Balance Sheet;

          (f) there has not been any damage, destruction or loss, whether or not covered by insurance, adversely affecting the business of Seller;

          (g) there has not been any material change in Seller's pricing, marketing, customer service, billing, accounting, operational or promotional activities; and

          (h) there has not been any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above.

     2.14  Licenses.  Schedule 2.14 attached hereto contains a list of all
           --------   -------------
licenses, permits and authorizations required for the operation of the business of Seller or Subsidiaries (the "Authorizations"). Seller is the holder of all such Authorizations. All of the Authorizations are in full force and effect and, to Seller's Knowledge, no licenses, permits or authorizations of any governmental department or agency are required for the operation of the business of Seller or Subsidiaries which have not been duly obtained. As of the date hereof, there is not pending or, to the knowledge of Seller and the Shareholders, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations, and there is not now issued or outstanding or, to the knowledge of Seller and the Shareholders, pending or threatened any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to the business of Seller.

     2.15  Approvals; Consents.  Except as set forth on Schedule 2.15 attached
           -------------------                          -------------
hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby. All of the approvals, consents and authorizations listed on

Schedule 2.15 shall be obtained by Seller at or prior to the Closing.
-------------

     2.16  Customers and Suppliers.  Seller's relations with its customers and
           -----------------------
suppliers, including its Subscribers (as defined below), are good and there are not pending or, to Seller's knowledge, threatened claims or controversies with any customer or suppliers that is material to the business of Seller.

     2.17  Subscribers.  Schedule 2.17(a) attached hereto sets forth, as of the
           -----------   ----------------
date hereof, the Seller's Subscribers as listed by class, type and billing plan. For purposes of this Agreement, the terms "Subscriber" shall mean any active subscriber to Internet services offered by Seller who has subscribed to a service for at least one month and has paid at least one bill, including,
without limitation, any person who receives dial-up Internet access and   e-mail
services from Seller (a "Dial-up Subscriber"), any person who receives dedicated Internet access from Seller offering higher data transmission rates than available from dial-up access (a "Dedicated Subscriber"), and any person with a Web page or domain name on Seller's server and to whom Seller provides Internet access (a "Web-hosting/Domain-hosting Subscriber"); provided, however, that
                                                    --------  -------
"Subscriber" shall not include any person who is (i) more than thirty (30) days delinquent in payment of such person's bill for such services provided by Seller and (ii) any person receiving complimentary Internet services or Internet services at a promotional discounted rate. Set forth on Schedule 2.17(b)
                                                         ----------------
attached hereto is a listing of all such accounts which receive complimentary Internet services or Internet services at a promotional discounted rate. Set forth on Schedule 2.17(c) attached hereto is Seller's policy and practice with
         ----------------
respect to the disconnection of Subscribers, with which Seller has, at all times since its inception, complied in all material respects.

     2.18  Brokers.  Seller has not retained any broker or finder or other
           -------
person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     2.19  Collectibility of Accounts Receivable.  All of the accounts
           -------------------------------------
receivable of Seller are or will be as of the Closing Date bona fide, valid and enforceable claims, subject to no set off or counterclaim of which Seller has Knowledge and to the knowledge of Seller and the Shareholders, are collectible in accordance with their terms. Except as set forth on Schedule 2.19 attached
                                                       -------------
hereto, Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, or from any of their respective spouses or family members.

     2.20  Banking Relations.  All of the arrangements which Seller has with any
           -----------------
banking institution are completely and accurately described in Schedule 2.20
                                                               -------------
attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.21 Intellectual Property.
          ---------------------

          (a) Set forth on Schedule 2.21 attached hereto are all computer
                           -------------
programs and related documentation sold, marketed, licensed and distributed by Seller (the "Products"). All of the Intellectual Property of Seller is set forth on Schedule 2.21 attached hereto. For purposes hereof, the term "Intellectual
   -------------
Property" includes: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (ii) Seller's rights to the names Mall 2000, Inc., EriNet Telecom, Inc. and TDIN, Inc., all trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the business of Seller, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"), (iv) all trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures, Beta testing results and identifiable know-how (collectively, "Trade Secrets"); (v) Seller's web-sites (including the domain names eri.net, erinet.com, mall2000.com, cfanet.com, tdin.net and tdin.com and any other similar domain names); (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (vii) all contracts relating to the Products and the Intellectual Property to which Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller (collectively,"Assigned Contracts").

          (b) Except as described in Schedule 2.21, Seller has exclusive
                                     -------------
ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party. Seller's rights in all of such Intellectual Property are freely transferable. There are no claims or demands pending or, to the knowledge of Seller and the Shareholders, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of Seller and the Shareholders, threatened against Seller and/or its officers, employees and consultants which challenge the validity and enforceability of Seller's rights in respect of the Intellectual Property. The Intellectual Property constitutes all of the assets of Seller used in designing, creating and developing the Products, and represent all of such Intellectual Property necessary for the operation of Seller's business as currently conducted.

     To Seller's Knowledge, no employee, consultant or contractor of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than Seller.

          (c) Schedule 2.21 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Patents. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of Seller and the Shareholders, there is no potentially interfering Patent of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

          (d) Schedule 2.21 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Marks. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Trademark is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Seller and the Shareholders, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

          (e) Schedule 2.21 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Copyrights. All the Copyrights have been registered with the United States Copyright Office and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by Seller by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of the Products to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

          (f) The Trade Secrets have not been disclosed by Seller or officers, directors, employees, consultants of the Seller or any person with access to the Trade Secrets to any person or entity other than employees or contractors of Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth on Schedule 2.21, (i)
                                                            -------------
Seller has not directly or indirectly granted any rights or interests in the source code of the Products, and (ii) since Seller developed the source code of the Products, Seller has not provided, licensed or disclosed the source code of the Products to any person or entity. Seller has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of Seller and the Shareholders, there is not any assertion that the use by Seller of any Trade Secret violates the rights of any third party.

          (g) Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property. Except as set forth on Schedule 2.21, Seller (i) has not licensed or
                                  -------------
granted to anyone rights of any nature to use any of its Intellectual Property and (ii) is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of its Intellectual Property.

          (h) All licenses or other agreements under which Seller is granted rights by others in Intellectual Property are listed in Schedule 2.21. All such
                                                        -------------
licenses or other agreements are in full force and effect, to the knowledge of Seller and the Shareholders there is no material default by any party thereto, and all of the rights of Seller thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and Seller has no reason to believe that the licensors under the licenses and other agreements under which Seller is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

          (i) All licenses or other agreements under which Seller has granted rights to others in Intellectual Property are listed in Schedule 2.21. All such
                                                        -------------
licenses or other agreements are in full force and effect, and to the knowledge of Seller and the Shareholders there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

          (j) The Products perform in accordance with their published specifications and documentation and as Seller has warranted to its customers. Seller has reviewed the areas within its businesses and operations which could be adversely affected by, and has developed a program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by Seller or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Seller and the Shareholders reasonably believe that the "Year 2000 Problem" will not have any material adverse effect on the business or operations of Seller.

     2.22  Absence of Restrictions.  Neither the Shareholders nor Seller has
           -----------------------
entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition or encumbrance of the Shares or all or substantially all of the assets of Seller.

     2.23 Transactions with Interested Persons.  Except as set forth in
          ------------------------------------
Schedule 2.23 attached hereto, neither Seller, nor any Shareholder, officer,
-------------
supervisory employee or director of Seller or, to the knowledge of Seller or the Shareholders, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

     2.24  Employee Benefit Programs.
           -------------------------

          (a) Schedule 2.24 sets forth a list of every Employee Program that has
              -------------
been maintained by Seller or an Affiliate (as defined below) at any time during the six-year period ending on the Closing Date.

          (b) Each Employee Program which has ever been maintained by Seller or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

          (c) Neither Seller nor any Affiliate knows of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate. With respect to any Employee Program ever maintained by Seller or any Affiliate, there has been no
(i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Seller or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.24).
                                 -------------

          (d) Neither Seller nor any Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or
(ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e) With respect to each Employee Program maintained by Seller within the six years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto;
(vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

          (f) Each Employee Program required to be listed on Schedule 2.24 may
                                                             -------------
be amended, terminated, or otherwise modified by Seller to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any

Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of Seller or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

          (g) Each Employee Program ever maintained by Seller (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

          (h) Each Employee Program ever maintained by Seller or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (i)  For purposes of this section:

               (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

               (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

               (iii) An entity is an "Affiliate" of Seller if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C).

               (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.25  Environmental Matters.
            ---------------------

          (a) Except as set forth in Schedule 2.25, (i) Seller has never
                                     -------------
generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the knowledge of Seller and the Shareholders, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Seller, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of Seller and the Shareholders, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iv) Seller does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Schedule 2.25, (i) to the knowledge of
                                     -------------
Seller and the Shareholders, Seller has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) to the knowledge of Seller and the Shareholders, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) Except as set forth in Schedule 2.25 hereto, to the knowledge of
                                     -------------
Seller and the Shareholders, no site owned, operated, leased, or used by Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) Seller has, to the knowledge of Seller and the Shareholders, provided to Buyer copies of all documents, records, and information available to Seller concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

     2.26  Undisclosed Liabilities.  Seller has no liabilities or obligations of
           -----------------------
any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected on the Base Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

     2.27  Indebtedness.  Except as set forth in Schedule 2.27, Seller has no
           ------------                          -------------
bank debt or indebtedness (other than pursuant to operating or capitalized lease obligations for leased equipment and other current liabilities).

     2.28  Agreements.  Except as set forth in Schedule 2.28, each such
           ----------                          -------------
Shareholder who is employed by Seller is not a party to any non-competition, trade secret or confidentiality agreement with any party other than Seller. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Shareholder is a party relating to the business of Seller or to such Shareholder's rights and obligations as a stockholder, director or officer of Seller. Such Shareholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of Seller, or any organization which has a contract or arrangement with the Seller. Such Shareholder has not at any time transferred any of the stock of Seller held by or for such holder to any employee of the Seller, which transfer constituted or could be viewed as compensation for services rendered to Seller by said employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving Seller to which such Shareholder is a party.

     2.29  Disclosure.  The representations, warranties and statements contained
           ----------
in this Agreement and in the certificates, exhibits and schedules delivered by Seller and the Shareholders to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller or the Shareholders which presently or may in the future have a material adverse affect on Seller's business, properties, assets, prospects, operations or (financial or other) condition of Seller which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the Internet services industry generally.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     As a material inducement to Seller and the Shareholders entering into this Agreement, Buyer hereby represents and warrants to Seller and the Shareholders as follows:

     3.1  Organization.  Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Michigan. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

     3.2  Required Action; Authority.  All actions and proceedings necessary to
          --------------------------
be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

     3.3  No Conflicts.  The execution, delivery and performance by Buyer of
          ------------
this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Incorporation or by-laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

     3.4  Brokers.  Except for Rampart Associates, LLC, whose fees will be paid
          -------
by Buyer at or prior to the Closing, Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     3.5  Investment Intent.  Buyer is acquiring the Shares for investment for
          -----------------
its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended.


SECTION 4.  COVENANTS OF SELLER.

     Seller covenants and agrees that:

     4.1  Access to Premises and Records.  From the date hereof until
          ------------------------------
consummation of the transactions contemplated hereby at the Closing, Seller shall give Buyer and its representatives, at reasonable times and with reasonable prior notice, free access to the properties, books and records of Seller and will furnish to Buyer and its representatives such information regarding Seller as Buyer or its representatives may from time to time reasonably request in order that Buyer may have full opportunity to make a diligent investigation consistent with this Agreement. The foregoing shall include, without limitation, Buyer and its representatives conducting, at Buyer's expense, an audit of the accounting books and records of the Seller and the Subsidiaries. In addition to, and not in limitation of the foregoing, Seller shall provide Buyer with access to and copies of the records of all: (a) accounts receivable, (b) Subscriber billings, (c) pre-paid accounts, (d) accounts for which no remuneration is received by Seller and (e) general reports with respect to each category of service provided by Seller.

     4.2  Continuity and Maintenance of Operations.  Except as to actions which
          ----------------------------------------
Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, Seller shall:

          (a) Operate its business in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the business of Seller, and use commercially reasonable efforts to preserve any beneficial business relationships with Subscribers, customers, suppliers and others having business dealings with Seller;

          (b) Use and operate the business of Seller in a manner consistent with past practices and maintain Seller's assets in good operating condition, ordinary wear and tear excepted;

          (c) Maintain insurance upon the Seller's assets in such amounts and types as in effect on the date of this Agreement as set forth in Schedule 2.7
                                                                 ------------
attached hereto;

          (d) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices, and provide Buyer with access thereto upon its reasonable request;

          (e) Continue to implement and enforce its procedures for disconnection and discontinuance of service to Subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

          (f) Perform and comply in all material respects with the terms of the Contracts and keep such Contracts in full force and effect; and

          (g) Use its reasonable best efforts to preserve the goodwill of Seller.

     4.3  Negative Covenants.  Seller shall not, and Seller shall cause its
          ------------------
Subsidiaries not to, without the prior written consent of Buyer:

          (a) Sell, transfer, lease, assign or otherwise dispose of, or agree to sell, transfer, lease, assign or otherwise dispose of, any assets outside the ordinary course of business;

          (b) Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock;

          (c) Amend its articles of incorporation or code of regulation;

          (d) Enter into any contract or commitment for the acquisition of goods or services (other than in the ordinary course of business) or which otherwise obligates it to perform in full or in part beyond the Closing Date;

          (e) Hire any new employees or enter into any employment arrangements or otherwise increase the salary or compensation of any existing employees;

          (f) Renegotiate, modify, amend or terminate any Contract;

          (g) Create, assume, or permit to exist, or agree to incur, assume or acquire, any Lien, claim or liability on its assets or the Shares;

          (h) Make any modifications or changes to the existing rate schedules or product offerings in effect;

          (i) Offer or employ any sales discounts, free services or other extraordinary marketing practices or extraordinary promotions outside the ordinary course of business and not consistent with past practices;

          (j) Take any actions or permit its employees and agents to take any actions which would materially interfere with or preclude the transactions contemplated by this Agreement; or

          (k) Cause or permit the provision for any new and material pension, retirement or other employment benefits for employees who perform services in connection with Seller's business or any material increase in any existing benefits (other than as required by law).

     4.4  Consents.  Seller will use its reasonable best efforts to obtain, as
          --------
soon as practicable and at its expense, the consent of all third parties under the Contracts for which the prior approval of such third party is required pursuant to the terms of the Contract; provided, however, that "reasonable best
                                       --------  -------
effort" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing, processing and documentation fees.

     4.5  Notification of Certain Matters.  Seller shall promptly notify Buyer
          -------------------------------
of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller shall promptly notify buyer in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Seller is a party or in which the assets or business of Seller may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

     4.6  Adverse Change.  Seller shall promptly notify Buyer in writing of any
          --------------
materially adverse developments affecting the assets or the business of Seller which become known to Seller, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the assets or the business of Seller, (ii) any material notice of violation, forfeiture or complaint under any material Contract, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in
Section 6 hereof.

     4.7  No Solicitation.  From the date of this Agreement until the earlier of
          ---------------
(a) July 2, 1999 and (b) termination of this Agreement pursuant to Section 8.1, Seller shall not, and Seller shall cause its officers, employees, shareholders, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the assets or the business of Seller, or engage in any negotiations concerning, or provide to any other person any information or data relating to, the business or assets of Seller for the purpose of, or have any discussions with, any person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other person to seek or effect a transaction, or enter into a transaction with any person or persons, other than Buyer, concerning the possible sale of all or substantially all of the assets or business of Seller, or the capital stock of Seller. Seller shall promptly inform Buyer of any such inquiries or proposals and provide all pertinent documentation related thereto.

     4.8  Confidentiality.  Seller agrees that it and its representatives will
          ---------------
hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller will return, and cause its respective officers, directors, agents and representatives to return, to Buyer (or certify that they have destroyed) all copies of such data and information made available to Seller (and its officers, directors, agents and representatives) in connection with the transaction.

SECTION 5.  COVENANTS OF BUYER.

     Buyer covenants and agrees that:

     5.1  Confidentiality.  Buyer agrees that, from the date hereof until
          ---------------
consummation of the transactions contemplated hereby at the Closing, Buyer and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Seller at any time, prior to or after the date hereof with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Seller's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return, and cause its respective officers, directors, agents and representatives to return, to Seller (or certify that they have destroyed) all copies of such data and information made available to Buyer (and its officers, directors, agents and representatives) in connection with the transaction.

     5.2  Notification of Certain Matters.  Buyer shall promptly notify Seller
          -------------------------------
of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Buyer's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Buyer shall promptly notify Seller in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Buyer is a party and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

     5.3  Employees.  From and after the Closing, each employee of Seller shall
          ---------
be eligible to participate in any and all employee benefit plans of Buyer generally made available to similarly situated employees thereof on the same basis and without distinction. To the extent that any employee of Seller becomes a participant in any such plan, such employee shall be given credit under such plans for all service prior to the Closing with Seller, or any predecessor employer (to the extent such credit was given by Seller under a similar plan) and prior to the time such employee becomes such a participant, for the purposes of eligibility, waiting periods and vesting, but not for purposes of benefit accruals. In addition, if any employees of Seller employed as of the Closing become covered by a medical plan of Buyer or any of its affiliates, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees, which exclusion is not generally applicable to employees of Buyer or any of its affiliates. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to confer upon the employees of Seller any right with respect to continuance of employment by Buyer, nor shall this Agreement interfere in any way with the right of Buyer to terminate the employee's employment at any time and nothing in this Agreement shall interfere in any way with the right of Buyer to amend, terminate or otherwise discontinue any or all plans, practices or policies of Buyer in effect from time to time. Finally, the parties hereto agree that Buyer in its sole discretion shall determine which employees are similarly situated; provided, however, that such determination shall be made in
                    --------  -------
good faith and may not be based on whether the employee was, prior to the Closing, an employee of Seller.


SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.

     Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

     6.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time and the representations and warranties of Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     6.2  Performance of Agreements and Deliveries.  Seller shall have performed
          ----------------------------------------
in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from the President of Seller to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

          (b) A certificate, dated the Closing Date, from Seller's Secretary as to the articles of incorporation, code of regulation, authority and the incumbency of all officers executing the Seller Documents on behalf of Seller;

          (c) A certified copy of Seller's certificate of incorporation from the Secretary of State of the State of Ohio;

          (d) A certificate of good standing from the Secretary of State of the State of Ohio; and

          (e) Such other certificates and instruments reasonably requested by Buyer.

     6.3  Release of Liens.  Seller shall have obtained and delivered to Buyer
          ----------------
at or prior to the Closing instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the assets of Seller and the Subsidiaries (including, but not limited to, those certain equipment leases with National City Leasing Corporation as set forth in
Schedule 2.15 attached hereto).
-------- ----

     6.4  Transfer of Vehicles.  Seller shall have transferred to the
          --------------------
Shareholders ownership and possession of the three company vehicles listed on

Schedule 6.4 and the Shareholders shall have personally assumed any and all
------------
associated liabilities, and Buyer shall have received evidence thereof reasonably satisfactory to Buyer.

     6.5  Opinion of Seller's Counsel.  Buyer shall have received the opinion of
          ---------------------------
Sebaly, Shillito & Dyer, counsel for Seller and the Shareholders, dated the Closing Date, substantially in the form of Exhibit C attached hereto.
                                           ---------

     6.6  Monthly Revenues.  The Seller shall have monthly revenues of at least
          ----------------
$380,000 from recurring sources, calculated by multiplying the number of Subscribers as of closing by the average yearly rate in effect for such Subscribers, by type, (excluding one-time set-up fees and other ancillary charges), and dividing by twelve, and Seller shall have furnished Buyer with a certificate, dated as of the Closing Date, to that effect.

     6.7  Due Diligence.  The result of Buyer's due diligence review of Seller
          -------------
shall be reasonably satisfactory to Buyer.

     6.8  Material Adverse Change.  There shall have been no material adverse
          -----------------------
change in the business, properties, assets, results of operations, financial condition or prospects of Seller since the date of this Agreement.

     6.9  FIRPTA Certificate.  Seller shall furnish a certificate stating, under
          ------------------
penalty of perjury, that Seller is not a foreign person for purposes of Section 1445 of the Code, and setting forth Seller's name, address and taxpayer identification number.

     6.10  Discharge of Debt.  Seller shall discharge any bank debt or other
           -----------------
Seller (and Subsidiary) indebtedness (other than pursuant to operating or capitalized lease obligations for leased equipment and any other current liabilities) described on Schedule 6.10 attached hereto at or prior to the
                          -------------
Closing.

     6.11  Non-competition Agreements.  Seller and each of the Shareholders
           --------------------------
shall have executed and delivered to Buyer Non-competition Agreements in substantially the form attached hereto as Exhibit D.
                                          ---------

     6.12  Subscribers.  Seller shall have delivered to Buyer at least:
           -----------
(i) 19,000 Dial-up Subscribers; (ii) 35 Dedicated Subscribers; and
(iii) 250 Web-hosting Subscribers, and Seller shall have furnished Buyer with a certificate, dated as of the Closing Date, to that effect.

     6.13  Employee Benefit Plans.  Seller shall have initiated procedures
           ----------------------
(including the adoption of corporate resolutions) for, and shall be diligently pursuing the completion, of the termination of (i) its current pension plan and profit sharing plans and (ii) any key-man insurance policies.

     6.14  Termination of Employment Contract.  Seller shall have terminated the
           ----------------------------------
employment contract dated January 2, 1996 with Mr. Luke Gain, and Buyer shall have received evidence reasonably satisfactory to Buyer to that effect.

     6.15  Loan.  Mr. Ron Rose shall have paid in full the loan receivable of
           ----
$170,000.00 and Buyer shall have received evidence reasonably satisfactory to Buyer to that effect.

     6.16  Release.   A release of Seller from all liabilities other than those
           -------
arising out of the transactions or agreements contemplated hereby, from each of the Shareholders in the form attached hereto as Exhibit E.
                                                ---------

     6.17  Settlement of Litigation.  Seller shall have entered into a
           ------------------------
settlement agreement with Computer Free America, Inc. v. Mall 2000, Inc. (Case
                          ---------------------------    ---------------
Number 98-CV-0403) (the "CFA Dispute") and obtained from Computer Free America, Inc. a release of Seller, its predecessors and successors from all liabilities associated with the CFA Dispute and Buyer shall have received evidence reasonably satisfactory to Buyer to that effect.


     6.18  Resignation of Officers and Directors.  Prior to the Closing Date,
           -------------------------------------
each of the officers and directors of Seller and each Subsidiary shall have resigned effective as of the Closing Date.

     6.19  Delivery of Stock Record Books.  Seller shall have delivered to Buyer
           ------------------------------
original stock record books and minute books for Seller and each Subsidiary.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER AND THE SHAREHOLDERS.

     The obligation of Seller and each Shareholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by Seller in writing:

     7.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, and the representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     7.2  Performance of Agreement and Deliveries.  Buyer shall have performed
          ---------------------------------------
in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from the President of Buyer to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

          (b) A certificate, dated the Closing Date, from Buyer's Secretary as to the Articles of Incorporation, bylaws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

          (c) A certified copy of Buyer's Articles of Incorporation from the Secretary of State of the State of Michigan; and

          (d) A certificate of good standing from the Secretary of State of the State of Michigan.

SECTION 8.  TERMINATION.

     8.1  Events of Termination.  This Agreement and the transactions
          ---------------------
contemplated by this Agreement may be terminated at any time prior to the
Closing:

          (a) By the mutual written consent of Buyer and Seller.

          (b) By the Shareholders, if they are not in breach or default hereunder:

              (i) if any representation or warranty of Buyer made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

              (ii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Seller that such default exists or has occurred;

              (iii) if the Closing has not occurred prior to July 2, 1999.

          (c) By Buyer, if it is not in breach or default hereunder:

              (i) if any representation or warranty of Seller made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

              (ii) if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Seller's receipt of a notice from Buyer that such default exists or has occurred; or

              (iii) if the Closing has not occurred prior to July 2, 1999.

     8.2  Manner of Exercise.  In the event of the termination of this Agreement
          ------------------
by either Buyer or Seller pursuant to Section 8.1 notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in
Section 11 hereto and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

     8.3 Effect of Termination; Liabilities.  In the event of the termination
         ----------------------------------
of this Agreement pursuant to Section 8.1, and prior to the Closing, all obligations of the parties hereunder (other than pursuant to Sections 4.7, 4.8 and 5.1 hereof) shall terminate, and neither Seller nor Buyer shall have any further liability hereunder, including for losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including attorneys' fees) of any kind whatsoever; except upon termination of this Agreement pursuant to Sections 8.1(b)(i), 8.1(b)(ii), 8.1(c)(i) and 8.1(c)(ii), the Shareholders shall be entitled to any remedy which it may have, whether at law or in equity.

     8.4  Waiver; Extension of Time for Performance.  Seller may extend the time
          -----------------------------------------
for the performance of any of the obligations or other acts of Buyer hereunder, waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto, or waive compliance by Buyer with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Seller. Buyer may extend the time for the performance of any of the obligations or other acts of Seller or the Shareholders hereunder, waive any inaccuracies in the representations and warranties of Seller or the Shareholders contained herein or in any document delivered pursuant hereto, or waive compliance by Seller or the Shareholders with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Buyer.

SECTION 9.  SURVIVAL.

     9.1  Survival of Warranties.  Each of the representations, warranties,
          ----------------------
agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto. Each and every such representation and warranty shall survive for a period of one (1) year from the Closing Date (the "Expiration Date"); provided, however, that (i) all representations and
                    --------  -------
warranties made pursuant to Subsections 2.1(b) and 2.2(b) shall never expire,
(ii) all representations and warranties made pursuant to Sections 2.5, 2.9, 2.11, 2.12, 2.24 and 2.25 shall expire upon the expiration of the statute of limitations period applicable to actions related thereto plus a period of thirty
(30) days, (iii) all claims based on intentional or fraudulent actions, misrepresentations or breaches shall expire upon the expiration of the statute of limitations period applicable to actions related thereto plus a period of thirty (30) days and (iv) if on or prior to the Expiration Date a specific set of facts shall have become known which may give rise to a claim for indemnification, and a Buyer Indemnified Party (as defined in Section 10.1) or a Seller Indemnified Party (as defined in Section 10.2) shall have given written notice to the Shareholders' Representative or Buyer respectively of such facts known by such Buyer Indemnified Party or Seller Indemnified Party at such time, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of by the negotiation of the parties or dispute resolution pursuant to
Section 12.10.

SECTION 10.  INDEMNIFICATION.

     10.  Indemnification by the Shareholders.
          -----------------------------------

          (a) Each of the Shareholders hereby agrees, jointly and severally, to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, shareholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with:

              (i) any breach of any representation or warranty made by Seller and the Shareholders in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement;

              (ii) any breach of any covenant or agreement made by Seller or the Shareholders in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement;

              (iii) any claim made by any person or entity which relates to the operation of the business of Seller or the Subsidiaries which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Closing Date;

              (iv)  any undisclosed liabilities;

              (v) any liability or obligation arising out of, relating to or resulting from the vehicles, including any vehicle leases, to be retained by the Shareholders as set forth on Schedule 6.4;
                             ------------

              (vi) any liability or obligation arising out of, relating to or resulting from the CFA Dispute as defined in Section 6.17;

              (vii) any liability or obligation arising out of, relating to or resulting (A) from Seller's or the Subsidiaries' Taxes, including but not limited to Ohio state sales taxes, attributable to the periods, or portions thereof, ending on or before the Closing (which has not been paid or provided for or reserved against by Seller in the Base Balance Sheet included in the Financial Statements) or (B) as a result of or relating to any breach of any representation, warranty or covenant with respect to Taxes or tax related matters;

              (viii) any liability or obligation arising out of, relating to or resulting from the Seller's pension plan and profit sharing plans described in
Section 6.13;

              (ix) any liability or obligation arising out of, relating to or resulting from the loan receivable of $170,000.00 described in Section 6.15; and

              (x) any liability or obligation arising out of, relating to or resulting from any bank debt or other Seller (and Subsidiary) indebtedness described on Schedule 6.10.
             -------------

          (b) Limitation on Indemnification by Shareholders.  Notwithstanding
              ---------------------------------------------
the foregoing, the right of the Buyer Indemnified Parties to indemnification under Section 10.1(a)(i) shall be subject to the following provisions:

              (i) No indemnification pursuant to Subsection 10.1(a)(i) above shall be payable to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Subsection 10.1(a)(i) shall exceed $75,000 in the aggregate (the "Shareholder Basket"), whereupon only the amount in excess of $75,000 shall be recoverable in accordance with the terms hereof; provided,
                                                                  --------
however, any claims relating to Subsections 2.1(b), 2.2(b), 2.5, 2.9, 2.11,
-------
2.12, 2.24 and 2.25 shall not be subject to the Shareholder Basket and the right to indemnification with respect to such claim shall remain in effect on a dollar-for-dollar basis.

              (ii) The indemnification obligations of the Shareholders pursuant to Subsections 10.1(a)(ii) - 10(a)(x) above shall not be subject to the Shareholder Basket and the right to indemnification with respect to such claim shall remain in effect on a dollar-for-dollar basis; provided, however, fifty
                                                     --------  -------
percent (50%) of any claims related to Ohio state sales taxes attributable to the periods, or portions thereof, ending on or before the Closing (which has not been paid or provided for or reserved against by Seller in the Base Balance Sheet included in the Financial Statements) shall be subject to the Shareholder Basket.


     10.2  Indemnification by Buyer.
           ------------------------

          (a) Buyer agrees to indemnify and hold harmless each of the Shareholders (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; and (iii) any claim made against Seller, any of the Subsidiaries, or any of the Shareholders which relates to, results from or arises out of (A) Buyer's ownership of the Shares, (B) Buyer's operation of the business of the Seller or the Subsidiaries or (C) any liability on the part of any Shareholder as a guarantor of, or a party to, any contract, lease, or other agreements of Seller set forth on Schedule 2.8 from and after the Closing Date.
                                  ------------

          (b) Limitation on Indemnification by Buyer.  Notwithstanding the
              --------------------------------------
foregoing, the right of the Seller Indemnified Parties to indemnification under
Section 10.2(a) shall be subject to the following provisions:

              (i) No indemnification pursuant to Subsection 10.2(a)(i) above shall be payable to any Seller Indemnified Party, unless the total of all claims for indemnification pursuant to Subsection 10.2(a) shall exceed $75,000 in the aggregate (the "Buyer Basket"), whereupon only the amount in excess of $75,000 shall be recoverable in accordance with the terms hereof.

              (ii) The indemnification obligations of Buyer pursuant to Subsections 10.2(a)(ii) - 10.2(a)(iii) above shall not be subject to the Buyer Basket and the right to indemnification with respect to such claim shall remain in effect on a dollar-for-dollar basis.


     10.3  Notice; Defense of Claims.
           -------------------------

          (a) Notice of Claims.  Promptly after receipt by an indemnified party
              ----------------
of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) Third Party Claims.  With respect to third party claims, if within
              ------------------
twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

          (c) Non-Third Party Claims.  With respect to non-third party claims,
              ----------------------
if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.10 hereof.


SECTION 11.  NOTICES.

     All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

          If to Seller:             GDR Enterprises, Inc.
          ------------              c/o ERI Net Online Communications
                                    5551 Far Hills Avenue
                                    Dayton, OH 45429
                                    Attn: Ronald M. Rose

          With a copy to:           Sebaly, Shillito & Dyer
                                    1300 Courthouse Place NE
                                    Dayton, OH 45402
                                    Attn: Gale S. Finley, Esq.

          If to the Shareholders'   Ronald M. Rose
          -----------------------   6790 Vienna Woods Trail
          Representative:           Dayton, OH 45459
          --------------

          With a copy to:           Sebaly, Shillito & Dyer
                                    1300 Courthouse Place NE
                                    Dayton, OH 45402
                                    Attn: Gale S. Finley, Esq.

          If to the Shareholders:   Ronald M. Rose
          ----------------------    6790 Vienna Woods Trail
                                    Dayton, OH 45459

                                    Luke A. Gain
                                    325 North Monroe
                                    Xenia, OH 45385

                                    Stephen L. Dona
                                    8934 Kingsridge Drive
                                    Dayton, OH 45458

          With a copy to:           Sebaly, Shillito & Dyer
                                    1300 Courthouse Place NE
                                    Dayton, OH 45402
                                    Attn: Gale S. Finley, Esq.

          If to Buyer:              Voyager Information Networks, Inc.
          -----------
                                    4660 S. Hagadorn Road
                                    Suite 320
                                    East Lansing, MI 48823
                                    Attn: Christopher Torto

          With a copy to:           Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, Massachusetts  02109
                                    Attn:  David F. Dietz, P.C.

SECTION 12. MISCELLANEOUS.

     12.1  Assignability; Binding Effect.  This Agreement shall not be
           -----------------------------
assignable by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation, or (c) in connection with the granting of a security interest to its senior lenders. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors, and assigns.

     12.2  Headings.  The subject headings used in this Agreement are included
           --------
for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     12.3  Amendments; Waivers.  This Agreement may not be amended or modified,
           -------------------
nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and the Shareholders' Representative, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     12.4  Entire Agreement.  This Agreement, together with the schedules and
           ----------------
exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

     12.5  Severability.  In the event that any provision or any portion of any
           ------------
provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

     12.6  Governing Law.  This Agreement and the transactions contemplated
           -------------
hereby shall be governed and construed by and enforced in accordance with the laws of the State of Ohio without regard to conflict of laws principles.

     12.7  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

     12.8  Expenses.  Each party shall pay its own expenses incident to the
           --------
negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated. The Shareholders shall pay all of the fees and expenses of both Seller and the Shareholders at or prior to the Closing.

     12.9  Remedies.  It is specifically understood and agreed that certain
           --------
breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

     12.10  Dispute Resolution.  Any dispute arising out of or relating to this
            ------------------
Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
(S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Columbus, Ohio.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

          (a) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (b)  No other discovery;

          (c) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

          (d) Decision to be rendered not later than ten (10) days following such hearings.

     Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in the State of Ohio for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

     Notwithstanding the foregoing, the parties may enforce their rights under this Agreement in accordance with Section 12.9.

     12.11  Third Party Rights.  This Agreement is for the benefit of the
            ------------------
parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

                                 [End of text]

  IN WITNESS WHEREOF, Seller, the Shareholders and Buyer have caused this Stock
     Purchase Agreement to be executed as of the date first above written.

                                          SELLER:

                                          GDR ENTERPRISES, INC.


                                          By: /s/ Ronald M. Rose
                                              ---------------------------------
                                              Name: Ronald M. Rose
                                              Title: President


                                          SHAREHOLDERS:


                                          /s/ Ronald M. Rose
                                          -------------------------------------
                                          Ronald M. Rose


                                          /s/ Luke A. Gain
                                          -------------------------------------
                                          Luke A. Gain


                                          /s/ Stephen L. Dona
                                          -------------------------------------
                                          Stephen L. Dona


                                          BUYER:

                                          VOYAGER INFORMATION NETWORKS, INC.


                                          By: /s/ Dennis J. Stepaniak
                                              ---------------------------------
                                              Name: Dennis J. Stepaniak
                                              Title:   Chief Financial Officer


                                          SHAREHOLDERS' REPRESENTATIVE


                                          /s/ Ronald M. Rose
                                          -------------------------------------
                                          Ronald M. Rose